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                                                                    EXHIBIT 11.2

               FLEXTRONICS INTERNATIONAL LTD. AND SUBSIDIARIES
               STATEMENT RE: COMPUTATION OF EARNINGS PER SHARE
                                   (UNAUDITED)


                                                  NINE MONTHS ENDED
                                                     DECEMBER 31,
                                           ------------------------------
                                                 1996              1995
                                           ------------      ------------
                                               (IN THOUSANDS, EXCEPT
                                                 PER SHARE AMOUNTS)

Shares issued and outstanding (1)                13,335            12,343

Common Stock Equivalent
   Stock Options (2)                              1,042               787
                                           ------------      ------------
                                                 14,377            13,130

Net income                                 $     10,536      $     11,626
                                           ------------      ------------
Earnings per share:
Net Income                                 $       0.73      $       0.89
                                           ============      ============


(1)   Shares issued and outstanding - based on the weighted average method.

(2) Stock options - based on the treasury stock method using average market price.